UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 23, 2010

HERITAGE FINANCIAL GROUP

(Exact name of Registrant as specified in its charter)

United States	000-51305	45-0479535
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

721 North Westover Boulevard, Albany, Georgia  31707
 (Address of principal executive offices)

(229) 420-0000
Registrant’s telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 23, 2010, HeritageBank of the South ("Heritage"), a wholly owned subsidiary of Heritage Financial Group, entered into a Purchase and Assumption Agreement with The Park Avenue Bank ("Park Avenue"), a wholly owned subsidiary of PAB Bankshares, Inc., providing for Heritage's acquisition of five branches in Georgia.  These branches are located in: Statesboro (2), Baxley, Hazlehurst, and Adel.  In the transaction, Heritage will purchase approximately $52 million in loans, the real and personal property of the branches, and will assume approximately $72 million in non-certificate deposits, upon which Heritage will pay a deposit premium of 1.5%, with a guaranteed minimum payment of $900,000.  Additionally, Heritage will assume an estimated $26 million in certificates of deposit that mature within 45 days of the transaction's closing; no deposit premium will be paid on these certificates of deposit.  The transaction, which is expected to close in the second quarter of 2010, is subject to regulatory approval.

The foregoing description is a summary of the branch office acquisitions and is qualified in its entirety by reference to the entire agreement, a copy of which is attached as Exhibit 10.7 and is incorporated into this Form 8-K by reference.

ITEM 8.01. OTHER EVENTS

On February 25, 2010, Heritage Financial Group issued a press release announcing the signing of a definitive agreement to purchase five branches in Georgia from PAB Bankshares, Inc.  The full text of the press release is set forth in Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)        Exhibits.

10.7	Purchase and Assumption Agreement dated February 23, 2010, between HeritageBank of the South and The Park Avenue Bank.

99	Press Release dated February 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL GROUP

Date:	February 25, 2010	By:	/s/ T. Heath Fountain
T. Heath Fountain
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit(s)

10.7	Purchase and Assumption Agreement dated February 23, 2010, between HeritageBank of the South and The Park Avenue Bank.

99	Copy of press release issued by the Company on February 25, 2010.